                                                                    EXHIBIT 10.8


[DATE]





[NAME]
[ADDRESS]
[ADDRESS]

Dear [Mr./Ms.] [OPTIONEE'S LAST NAME]:

     On behalf of USLD Communications Corp. ("USLD"), I am pleased to announce that you (the "Participant") have been awarded a non-qualified stock option to purchase [NO. OF SHARES] shares of common stock of USLD (the "Shares"). The option to acquire the Shares is awarded and granted upon the following terms and conditions:

     1.   The exercise price for each share of common stock is $[OPTION PRICE].

     2. For so long as you are an employee of the Company, the right to exercise such option shall vest as follows:

     (a)  33-1/3% ([ONE THIRD OF SHARES] shares) on [DATE OF FIRST
          VESTING];
     (b)  33-1/3% ([ONE THIRD OF SHARES] shares) on [DATE OF SECOND
          VESTING];
     (c)  33-1/3% ([ONE THIRD OF SHARES] shares) on [DATE OF THIRD
          VESTING].

     3. Subject to paragraph 5 herein, the options may be exercised at any time on or before [EXPIRATION DATE]. No partial exercise of such option may be for less than 100 full shares. In no event shall USLD be required to transfer fractional shares to the Participant.

     4. The option granted under this Agreement shall be exercisable from time to time, as provided above, by the payment in cash or check to USLD of the purchase price of the shares which the Participant elects to purchase. USLD shall not be required to transfer or deliver any certificate or certificates for shares of USLD's common shares purchased upon exercise of the option granted under this Agreement until all then applicable requirements of law have been met.

     5. The option and all rights granted by this Agreement, to the extent those rights have not been exercised, will terminate and become null and void on [EXPIRATION DATE]. If the Participant dies while a consultant to USLD, the person or persons to whom his vested

[OPTIONEE'S NAME]
[DATE]
Page Two



rights under the option shall pass, whether by will or by the applicable laws of descent and distribution, may exercise such vested option to the extent the Participant was entitled to exercise the option on the date of death, at any time within a period of one year after his death, but not after [EXPIRATION DATE].

     6. During the lifetime of the Participant, the option and all rights granted in this Agreement shall be exercisable only by the Participant, and except as Paragraph 5 otherwise provides, the option and all rights granted under this contract shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such option or of such rights contrary to the provisions in this Agreement, or upon the levy of any attachment or similar process upon such option or such rights, such option and such rights shall immediately become null and void.

     7. Notwithstanding the foregoing, upon the sale of substantially all of the assets of USLD or change in control of forty percent (40%) of the outstanding voting shares of USLD, all non-vested options shall immediately vest.

     8. In the event of any change in the common shares of USLD subject to the option granted hereunder, through merger, consolidation, reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, issuance of rights, spin-off or other change in the capital structure, without consideration, appropriate adjustment shall be made by USLD in the number of shares subject to such option and the price per share. Upon the dissolution or liquidation of USLD, the option granted under this Agreement shall terminate and become null and void, but the Participant shall have the right immediately prior to such dissolution or liquidation to exercise the option granted hereunder to the full extent not before exercised.

     9. Neither the Participant nor his executor, administrator, heirs or legatees shall be or have any rights or privileges of a shareholder of USLD in respect of the shares transferable upon exercise of the option granted under this Agreement, unless and until certificates representing such shares shall have been endorsed, transferred and delivered and the transferee has caused his/her name to be entered as the shareholder of record on the books of USLD.

     10. Although it is the intention of USLD to register the Shares underlying the Participant's option with the Securities and Exchange Commission, these Shares have not been registered and, until such registration becomes effective, the Shares issued upon the exercise of the Participant's options will not be freely tradable. USLD cannot guarantee
such registration will be filed and approved in the near future.   Once
registered, the Shares issued

[OPTIONEE'S NAME]
[DATE]
Page Three



upon the exercise of your options will be freely tradable, subject, with respect to Shares held by "affiliates" of USLD, to compliance with Rule 144 of the Securities and Exchange Commission.

     11. USLD does not attempt to advise you on any tax or other consequences arising from your acquisition of the Shares through the exercise of the option.

     12. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents USLD may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement.

     13. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement.

     14. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

     15. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     16. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

     If the foregoing represents your understanding of the terms and conditions upon which your options have been granted, please execute in the space provided below, returning an executed copy to the undersigned.

Sincerely,                                  AGREED:



Larry M. James
Chairman of the Board, Chief                ----------------------------------
Executive Officer and President             [OPTIONEE'S NAME]